Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Share Repurchase Program

Linthicum Heights, Maryland, July 19, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) today announced that its board of directors has authorized the implementation of a share repurchase program of up to $100 million of the company’s outstanding common stock. The program enables Foundation to repurchase shares from time to time, as market conditions warrant.

“Foundation continues to employ new options for building shareholder value while executing our strategy for long-term growth,” said James F. Roberts, Foundation chairman and chief executive officer. “The board’s decision to implement this program reflects confidence in both the near- and long-term outlook for Foundation Coal and coal industry fundamentals generally.”

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission, copies of which are available from the Company.

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